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                                                                    EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT



Kaneb Services, Inc.
Retirement Plans Administrative Committee:

We consent to the incorporation by reference in registration statement numbers 333-34496, 333-60195, 333-22109, 333-14071, 333-14069, 333-14067, 333-08727,
333-08725, 333-08723, 33-58981, 33-54027 and 33-41295 on Form S-8 of Kaneb
Services, Inc. of our report dated June 8, 2001 relating to the statements of net assets available for benefits of the Kaneb Services, Inc. Savings Investment Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended and related schedule, which report appears in the December 31, 2000 annual report on Form 11-K of the Kaneb Services, Inc. Savings Investment Plan.


KPMG  LLP

Dallas, Texas
June 28, 2001